BE IT ACKNOWLEDGED, that I Roger Y. Dewa (Trustee) hereby appoint and grant general power of attorney to John W. Bagwell, Trustee as my attorney-in-fact, to act in my name as if I were actually present with full power and authority to do and undertake the following:

1. Execute, accept, undertake, and perform all legal documents on my behalf, that pertains to the JWB Aggressive Growth Fund;

2. Initiate, defend, commence or settle legal actions on my behalf that pertains to the JWB Aggressive Growth Fund;

3. Vote (in person or by proxy) any shares or beneficial interest that pertains to the JWB Aggressive Growth Fund;

4. Retain any accountant, attorney or other advisor deemed necessary that pertains to the JWB Aggressive Growth Fund.

This power of attorney may be revoked by Roger Y. Dewa (Trustee) at any time but shall not be affected by Roger Y. Dewa (Trustee) subsequent disability or incompetence. This power of attorney shall automatically be revoked upon death of Roger Y. Dewa (Trustee) provided any person relying on this power of attorney shall have full rights to accept the authority of my attorney-in-fact until actual notice of revocation is received.

/s/ Roger Y. Dewa                      02/22/96
_______________________                ________
Trustee                                Date

State of  Hawaii                 )
                                  ss:
County of  Honolulu              )

Sworn to before me by Roger Y. Dewa on 22nd day February, 1996

/s/ Al Ito
_______________________________
Notary Public

My Commission Expires: 04/27/98